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                                                                   Exhibit 99.1


Contact: Lorraine D. Miller, CFA
         Senior Vice President - Investor Relations
         404.760.7180

           WESTPOINT STEVENS ANNOUNCES NEW RESTRUCTURING INITIATIVES
                  WITH EXPECTED ANNUAL SAVINGS OF $10 MILLION

WEST POINT, GA. (September 20, 2002) - WestPoint Stevens Inc. (NYSE: WXS) (www.westpointstevens.com) today announced additional restructuring initiatives to increase asset utilization and lower manufacturing costs through reallocation of production assets from bath products to basic bedding products and increase cash flow and profitability through rationalization of its retail stores division. The Company has received consent from its senior lenders for the restructuring and accordingly has amended its Credit Facility. The amendment, filed today on Form 8-K with the SEC, adjusts certain financial covenants and increases the Company's borrowing rate.

Holcombe T. Green, Jr., Chairman and CEO of WestPoint Stevens, commented, "As a result of our Eight-Point Plan, WestPoint Stevens has made significant progress in the past two years to improve its product mix and lower its production costs. As part of the process, we continue to identify opportunities to enhance our financial and competitive position."

"Today we are announcing further rationalization of our towel operations that will free up capacity to support our expanding Basic Bedding division," noted
M. L. "Chip" Fontenot, WestPoint Stevens' President and COO. "We are also streamlining our Retail Stores division, closing non-performing stores. Both actions will substantially improve cash flow and profitability."

The Company expects the restructuring initiatives to result in a charge of approximately $36.5 million, $23.4 million net of taxes, or $0.47 per share. Approximately $20 million pre-tax of the charge is expected to be non-cash items with annual pre-tax savings estimated at $10 million. The Company anticipates the charges will begin in the third quarter ending September 30, 2002.

Commenting on the current quarter, Mr. Fontenot noted, "While our sales for the third quarter are expected to be in line with our previous guidance of $475 million, we now expect sales to be softer in the fourth quarter and are adjusting our annual 2002 guidance down from 2%-4% growth to flat to 2% growth. In particular, sales to K-Mart have deteriorated further from previous estimates. Taking proactive steps to manage our inventory, we have increased our downtime in the third quarter and for the remainder of the year, and anticipate higher levels of sell-offs in both quarters."

The actions mentioned above will negatively impact margins for the third and fourth quarters; therefore, the Company is withdrawing its prior EPS guidance for 2002 of $0.35 to $0.40, before restructuring costs. The Company anticipates re-establishing earnings guidance for 2002 at its upcoming third-quarter earnings conference call scheduled for Friday, November 1, 2002 at 11:00 AM. This call can be accessed as a Webcast at www.westpointstevens.com.


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WestPoint Stevens Inc. is the nation's premier home fashions consumer products marketing company, with a wide range of bed linens, towels, blankets, comforters and accessories marketed under the well-known brand names GRAND PATRICIAN, PATRICIAN, MARTEX, ATELIER MARTEX, BABY MARTEX, UTICA, STEVENS, LADY PEPPERELL, VELLUX and CHATHAM - all registered trademarks owned by WestPoint Stevens Inc. and its subsidiaries - and under licensed brands including RALPH LAUREN HOME, DISNEY HOME, SANDERSON, DESIGNERS GUILD, GLYNDA TURLEY and SIMMONS BEAUTYREST. WestPoint Stevens is also a manufacturer of the MARTHA STEWART and JOE BOXER bed and bath lines. WestPoint Stevens can be found on the World Wide Web at WWW.WESTPOINTSTEVENS.COM.

Safe Harbor Statement: Except for historical information contained herein, certain matters set forth in this press release are "forward looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Such risks and uncertainties may be attributable to important factors that include but are not limited to the following: Product margins may vary from those projected; Raw material prices may vary from those assumed; Additional reserves may be required for bad debts, returns, allowances, governmental compliance costs, or litigation; There may be changes in the performance of financial markets or fluctuations in foreign currency exchange rates; Unanticipated natural disasters could have a material impact upon results of operations; There may be changes in the general economic conditions that affect customer practices or consumer spending; Competition for retail and wholesale customers, pricing and transportation of products may vary from time to time due to seasonal variations or otherwise; Customer preferences for our products can be affected by competition, or general market demand for domestic or imported goods or the quantity, quality, price or delivery time of such goods; There could be an unanticipated loss of a material customer or a material license; The availability and price of raw materials could be affected by weather, disease, energy costs or other factors. The information contained in this release is as of September 20, 2002. WestPoint Stevens assumes no obligation to update publicly any forward-looking statements, contained in this document as a result of new information or future events or developments.



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